Exhibit 21                    List of Subsidiaries


Name of Corporation and Name
under which Corporation is              State of              Percentage
doing business                        Incorporation              Owned
-----------------------------         -------------            ----------

WellCare of New York, Inc.              New York                  100%

WellCare Administration, Inc.           New York                  100%

WellCare Development, Inc.              New York                  100%

WellCare of Connecticut, Inc.           Connecticut               100%

WellCare Medical Management, Inc.(1)    New York                  100%

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(1)  Assets sold and liabilities assumed by an independent third party in 1995.